Exhibit 11 -- Statement Re: Computation of Per Share Earnings



                                   FUNCO, INC.
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                YEAR ENDED
                                                   ------------------------------------
                                                   MARCH 30,     MARCH 31,     APRIL 2,
                                                     1997          1996          1995
                                                   ---------     ---------     --------
Weighted average common shares outstanding           5,942         5,862         5,787
Weighted average number of common equivalents:
 Stock options                                         255           109             -
                                                    ------        ------       -------
Adjusted common equivalent shares outstanding        6,197         5,971         5,787
                                                    ======        ======       =======
Net income (loss)                                   $5,350        $  205       $(1,275)
                                                    ======        ======       =======
Net income (loss) per common share                  $ 0.86        $ 0.03       $ (0.22)
                                                    ======        ======       =======
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